AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of October 30, 1997, by and among GP Development Corporation, a Maryland corporation ("Target"), Kranzco Realty Trust, a Maryland real estate investment trust ("Acquiror"), KR Atlanta, Inc., a Maryland corporation and wholly-owned subsidiary of Acquiror ("Newco"), and Erwin L. Greenberg, Herbert B. Mittental, Mark Laken, J. Paul Mitchell, David L. Goldbloom and Joel D. Fedder, who are all of the shareholders of Target (collectively, the "Shareholders," and each, a "Shareholder").

     WHEREAS, the Board of Directors of each of Target and Acquiror have determined that it is in the best interests of their respective entities and shareholders to consummate the business combination transaction provided for herein, pursuant to which Target will, on the terms and subject to the conditions set forth herein, merge with and into Newco;

     WHEREAS, each of the Shareholders has consented to the Merger of Target with and into Newco;

     WHEREAS, the parties hereto desire to make certain covenants, representations, warranties and agreements in connection with the merger and also to prescribe certain conditions to the merger.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                 ARTICLE I
                                THE MERGER

     SECTION 1.01   The Merger.

     (a) Upon the terms and subject to the conditions hereof and in accordance with the Maryland General Corporation Law, as amended (the "MGCL"), simultaneously with the Closing contemplated by the Contracts (as such terms are used in that certain Agreement of even date herewith between Target and Acquiror relating to the contracts set forth on Exhibit A thereto (the "Contracts Agreement"), and upon the satisfaction or waiver of the conditions set forth in Article V and Article VI, unless the parties shall otherwise agree in writing, a closing (the "Merger Closing") of the merger of Target with and into Newco in accordance with this Agreement with the separate corporate existence of Target thereupon ceasing (the "Merger") shall take place at such time and place as the parties shall agree in writing. The date on which the Merger Closing occurs is hereinafter referred to as the "Merger Closing Date".

     (b) Concurrently with the Merger Closing, Articles of Merger (the "Maryland Merger Certificate"), in form and substance reasonably satisfactory to Acquiror and Target, providing for the merger of Target with and into Newco shall be duly prepared, executed and filed by Newco, as the surviving corporation (the "Surviving Corporation"), with the State Department of Assessment and Taxation of Maryland (the "SDAT") in accordance with the relevant provisions of the MGCL and the Merger shall become effective upon the effective date of the acceptance for record by the SDAT of the Maryland Merger Certificate, or at such later time (but not more than 30 days thereafter) as the parties shall have agreed upon and designated in the Maryland Merger Certificate in accordance with the MGCL. The date and time the Merger becomes effective is referred to herein as the "Effective Time".

     SECTION 1.02   Effects of the Merger; Merger Consideration.

     (a) The Merger shall have the effects set forth in the MGCL and as hereinafter set forth. Immediately following the Merger, the Surviving Corporation shall (i) continue its corporate existence under the laws of the State of Maryland, (ii) be a wholly-owned, subsidiary of Acquiror and
(iii) succeed to all rights, assets, liabilities and obligations of Target in accordance with the MGCL. At the Effective Time, in accordance with the relevant provision of the MGCL, the separate existence of Target shall cease and the Surviving Corporation shall succeed, without other transfer, to all the rights and property of Target and shall be subject to all the debts and liabilities of each in the manner provided by the MGCL.

     (b) At the Effective Time each share of common stock, par value $.01 per share, of Newco issued and outstanding immediately prior to the Effective Time shall remain outstanding and by reason of the Merger and without any action by the holder thereof represent one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation. Subject to adjustment as contemplated by Sections 4 and 12 of the Contracts Agreement, at the Effective Time, each share of Target's common stock, par value $.01 per share (the "Target Common Stock") issued and outstanding, shall be converted, by reason of the Merger and without any action by the holder thereof, into its pro rata portion (based on the number of shares of Target Common Stock outstanding) of (i) the sum of $400,000 and (ii) such number of common shares of beneficial interest, par value $.01 per share, of Acquiror (the "Acquiror Common Shares") as would in the aggregate have a Fair Market Value (as defined below) of one million six hundred thousand dollars ($1,600,000), upon the surrender of the certificate(s) representing the shares of Target Common Stock (collectively, the "Merger Consideration"); provided, however, that (i) the portion of the Merger Consideration payable to David L. Goldbloom shall consist solely of cash, (ii) the other Shareholders shall share pro rata in the remaining portion of the cash consideration (subject to the election by such Shareholders to distribute the cash otherwise), and
(iii) Target may elect in its sole and absolute discretion upon written notice to Acquiror not less than three (3) days prior to the Merger Closing Date, that the portion of the Merger Consideration payable in Acquiror Common Shares be increased and the portion of the Merger Consideration payable in cash be reduced in such proportion as Target shall elect (provided, that David L. Goldbloom's portion of the Merger Consideration shall consist solely of cash), so long as the aggregate Merger Consideration is two million dollar ($2,000,000) (subject to adjustment as contemplated by Sections 4 and 12 of the Contracts Agreement). Notwithstanding the foregoing, the Shareholders of Target may elect any distribution of Merger Consideration among the Shareholders as they may designate in a written notice to Acquiror not less than three (3) days prior to the Merger Closing Date (provided, that David L. Goldbloom's portion of the Merger Consideration shall consist solely of cash). In the event Merger Consideration is adjusted pursuant to Sections 4 or 12 of the Contracts Agreement, the portions of the Merger Consideration payable in cash and Acquiror Common Shares shall be adjusted proportionally, subject to Target's election to increase the number of Acquiror Common Shares pursuant to clause (iii) above. Upon filing of the Maryland Merger Certificate, Acquiror will pay the cash portion of the Consideration by wire transfer of immediately available funds to the account designated in writing by the Shareholders and will deliver certificates evidencing the Acquiror Common Shares. The "Fair Market Value" of an Acquiror Common Share shall be the closing price of an Acquiror Common Share on the New York Stock Exchange on the last trading day immediately prior to the Merger Closing Date. In the event that any public announcement of the transactions contemplated by this Agreement (or the Contracts Agreement) is made by Acquiror prior to the Merger Closing Date, the Fair Market Value shall be determined on the day immediately preceding such announcement. No fractional shares of Acquiror Common Shares shall be issued and therefore any fractional share shall be rounded up to a whole share if the fraction is more than .50 and down (eliminating such fractional share) if the fraction is less than .51 and any additional whole share shall become part of the Merger Consideration.




                                ARTICLE II
       REPRESENTATIONS AND WARRANTIES OF TARGET AND THE SHAREHOLDERS

     Target and each of the Shareholders, severally and not jointly, represent and warrant to Acquiror and Newco as follows:

     SECTION 2.01 Organization and Good Standing. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and authority to own, operate, lease and encumber its properties and assets and to carry on its business as it is now being conducted. Target is not required to be qualified or licensed to do business as a foreign corporation in any other jurisdiction. Target was incorporated in the State of Maryland on October 9, 1997 (its "Formation Date").

     SECTION 2.02 Capitalization of Target. The authorized stock of Target consists of 5,000 shares of Target Common Stock, of which 1,000 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Target Common Stock are owned beneficially and of record by the Shareholders, free of any liens, claims or other encumbrances, and have been duly authorized and are validly issued, fully paid and nonassessable and are free of preemptive rights with no personal liability attaching to the ownership thereof. Target has no other outstanding securities, whether debt or equity, derivative or direct, of any nature and there are no options or rights existing to acquire any authorized or outstanding securities of Target.

     SECTION 2.03 Authority of Target. Target and the Shareholders have all requisite power (corporate, in the case of Target) and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement and the Contracts Agreement, and to take all other actions required to be taken by them pursuant to the provisions hereof and thereof. The execution, delivery and performance by Target of this Agreement and the Contracts Agreement, the consummation by Target of the transactions contemplated by this Agreement and the Contracts Agreement, have been duly and validly authorized and approved by all requisite corporate action of Target and no other corporate proceedings on the part of Target are necessary to authorize the execution, delivery and performance of this Agreement and the Contracts Agreement and to consummate the transactions contemplated by this Agreement and the Contracts Agreement. This Agreement and the Contracts Agreement have been duly and validly executed and delivered by Target and each of the Shareholders, as the case may be, and constitute valid and binding agreements of Target and the Shareholders, as the case may be, enforceable against Target and the Shareholders in accordance with their respective terms.

     SECTION 2.04 Consents and Approvals; No Violations. Except for the filing and recordation of the Maryland Merger Certificate, as required by the MGCL, no filing or registration with, and no consent, authorization, declaration or approval of, any governmental body, court, arbitration board, tribunal or authority ("Governmental Entity"), or any third party, is necessary for the execution, delivery and performance by Target or the Shareholders of this Agreement or the Contracts Agreement. The execution, delivery and performance by Target and the Shareholders of this Agreement and the Contracts Agreement, as the case may be, will not (i) constitute any violation or breach of any provision of the charter or By-laws of Target, or (ii) constitute any violation or breach of any provision of, or constitute a default (or an event which, with the giving of notice or the passage of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any liens, pledges, mortgages, deeds of trust, security interests, claims against title, charges, options or other encumbrances ("Encumbrances") upon any of the assets of Target or the Shareholders under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any agreement to which any of Target or the Shareholders is a party.

     SECTION 2.05 Assets and Liabilities. Attached as Schedule 2.05 is a list of all contracts and agreements to which Target is a party and a list of all of Target's assets and direct, indirect and contingent liabilities. Target has no other assets, liabilities, or obligations of any nature, direct, indirect or contingent, other than those set forth on Schedule
2.05. Since its Formation Date, Target has never owned any assets other than its interest in the contracts and agreements listed on Schedule 2.05 and cash in bank accounts, or engaged in any business activity. Target has delivered to Acquiror true, correct and complete copies of the contracts and agreements listed on Schedule 2.05.

     SECTION 2.06 Litigation. There are no, and have never been any orders, injunctions, judgements or decrees of any court, arbitrator or other Governmental Entity, to which Target is or has been a party or by which any of Target' properties are, or have been bound. There are no, and have never been any, actions, suits or proceedings pending (or to Target's knowledge, threatened), at law or in equity, against Target.

     SECTION 2.07 Compliance with Applicable Law. Target is not in violation of any order of any Governmental Entity, or any law, ordinance, governmental rule or regulation to which Target is subject.

     SECTION 2.08 Taxes. Target has timely filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof and such returns are complete, accurate and comply with all applicable law and Target has paid all taxes required to be paid by it. True, correct and complete copies of all federal, state, local and foreign tax returns filed by Target and all communications relating thereto have been delivered to Acquiror. There are no claims or assessments for the collection of any taxes from Target, which have been asserted, are pending, or, to the knowledge of Target, threatened.

     SECTION 2.09 Brokers or Finders. Except as set forth in the Contracts Agreement, no broker or finder had any part in bringing about the Merger.

     SECTION 2.10 Vote Required. Each of the Shareholders consents to and has executed written consents in favor of the Merger and execution, delivery and performance by Target of this Agreement.

     SECTION 2.11   Parent Shares.   Neither Target, the Shareholders, nor
any of their affiliates or associates, beneficially own any voting shares of Acquiror, directly or indirectly.

     SECTION 2.12 Employee Benefit Plans. Target has no employees or employee benefits plans.

     SECTION 2.13 Public Reports. Target has received from Acquiror and reviewed copies of (i) Acquiror's Annual Report on Form 10-K for the year ended December 31, 1996, (ii) Acquiror's Quarterly Report on Form 10-Q for the three months ended March 31, 1997, (iii) Acquiror's Quarterly Report on Form 10-Q for the six months ended June 30, 1997, (iv) Acquiror's Form 8-K dated March 14, 1997, as amended by Acquiror's Form 8-K/A dated May 6, 1997, (v) the Proxy Statement/Prospectus dated January 30, 1997 relating to the Merger of Union Property Investor's and KRT Union Corp., a wholly-owned subsidiary of Acquiror and (vi) Acquiror's Annual Report to its shareholders relating the year ended December 31, 1996 (collectively, the "Public Reports").

     SECTION 2.14   Investor Representations.   Solely for the purposes of
this Section 2.14, the term "Shareholder" or "Shareholders" shall be deemed to exclude David L. Goldbloom. (a) Except for the materials set forth in
Section 2.13 and any information requested by and furnished to Target and the Shareholders, as described in (b) and (c) below, neither Target nor the Shareholders have been furnished any other material or literature relating to the Merger, Acquiror or Acquiror Common Shares.

          (b) Target and the Shareholders have been afforded full and complete access to all information and other materials relating to Acquiror and its affiliates and the, properties, financial condition and operation of Acquiror, and any other matters relating to the Merger, Acquiror and the Acquiror Common Shares which Target or the Shareholders have requested, or deemed necessary in evaluating the merits and risks of acquiring Acquiror Common Shares, and have been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any information set forth in the documents.

          (c) Target and the Shareholders have had the opportunity to have answered any questions concerning the financial condition or business or other information with respect to Acquiror and its affiliates and the properties, financial condition and operation of Acquiror or with respect to the merits and risks of an acquisition of Acquiror Common Shares, and Target and Shareholder have received complete and satisfactory answers to all such questions.

          (d) No representation to Target or the Shareholders has been made with respect to any tax or economic benefits to be derived from an investment in Acquiror Common Shares or as to any other matter. Target and the Shareholders are relying solely upon their own knowledge and upon the advice of their personal advisors with respect to the tax, economic and other aspects of an investment in Acquiror Common Shares.

          (e) Target and the Shareholders have carefully reviewed and understand the Public Reports and other information provided by Acquiror and they have such knowledge and experience in financial, business and real estate matters that they are capable of evaluating the merits and risks of an acquisition of Acquiror Common Shares and of making an informed investment decision.

          (f) Target and the Shareholders have retained their own counsel, accountant and/or other advisors as to the legal, tax and related matters concerning the Merger and the acquisition of Acquiror Common Shares.

          (g) Target and the Shareholders understand that the acquisition of Acquiror Common Shares involves the purchase of a security which may not be sold for a period of one year after the Merger Closing Date and which has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore cannot be sold unless either such security is subsequently registered under said Act or an exemption from such registration is available.

          (h) Each Shareholder is not acquiring Acquiror Common Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any meeting or seminar.

          (i) Each Shareholder is over 21 years of age, has adequate means of providing for his current needs and personal contingencies and has no need for liquidity of an investment in Acquiror Common Shares and is able to bear the economic risk of the acquisition of Acquiror Common Shares.

          (j) Each Shareholder has (i) a net worth, when combined with the net worth of that person's spouse, in excess of $1 million, or (ii) has had adjusted gross income for calendar years 1995 and 1996 and expects to have adjusted gross income for calendar year 1997, of at least $200,000 for each such year.

          (k) Each Shareholder is acquiring the Acquiror Common Shares in the Merger for his own account, as principal, for investment and not with a view to the resale or distribution of any interest therein (other than the bona fide gifts contemplated by Section 7.13).


                                ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND NEWCO

     Acquiror and Newco, jointly and severally, represent and warrant to Target and each of the Shareholders as follows:

     SECTION 3.01 Organization and Good Standing. (i) Acquiror is a real estate investment trust duly formed and existing by virtue of the laws of the State of Maryland and is in good standing with the SDAT, (ii) Newco is a corporation duly incorporated, validly existing and in good standing under with the SDAT, and (iii) each of Acquiror and Newco has all requisite trust or corporate power, as the case may be, to own and operate, lease and encumber its properties and assets and to carry on its business as it is now being conducted.

     SECTION 3.02 Capitalization of Newco and Acquiror. All of the issued and outstanding shares of stock of Newco are owned beneficially and of record by Acquiror. The authorized shares of beneficial interest of Acquiror consist of 100,000,000 shares of beneficial interest. As of June 27, 1997, Acquiror had issued and outstanding 10,334,796 common shares of beneficial interest; 11,155 Series A-1 Increasing Rate Cumulative Convertible Preferred Shares of Beneficial Interest; 195,631 9.75% Series B-1 Cumulative Convertible Preferred Shares of Beneficial Interest; 907,578 9.75% Series B-2 Cumulative Convertible Preferred Shares of Beneficial Interest; and 311,850 Series C Cumulative Redeemable Preferred Shares of Beneficial Interest. All of the issued and outstanding shares of beneficial interest of Acquiror have been duly authorized and are validly issued, fully paid and nonassessable.

     SECTION 3.03 Authority of Acquiror and Newco. Each of Acquiror and Newco has all requisite trust or corporate power and authority, as the case may be, to execute and deliver this Agreement and the Contracts Agreement, as the case may be, and to consummate the transactions contemplated by this Agreement and the Contracts Agreement, as the case may be, and to take all other actions required to be taken by it pursuant to the provisions hereof and thereof. The execution, delivery and performance by each of Acquiror and Newco of this Agreement and the Contracts Agreement, as the case may be, and the consummation by each of Acquiror and Newco of the transactions contemplated by this Agreement and the Contracts Agreement, as the case may be, have been duly and validly authorized and approved by all requisite trust or corporate action of Acquiror and Newco, as the case may be, and no other trust or corporate proceedings on the part of Acquiror or Newco, as the case may be, are necessary to authorize the execution, delivery and performance of this Agreement and the Contracts Agreement, as the case may be, or to consummate the transactions contemplated by this Agreement and the Contracts Agreement, as the case may be. This Agreement and the Contracts Agreement have been duly and validly executed and delivered by Acquiror or Newco, as the case may be, and constitutes a valid and binding agreement of Acquiror or Newco, as the case may be, enforceable against Acquiror or Newco, as the case may be, in accordance with its terms.

     SECTION 3.04 Consents and Approvals; No Violations. Except for applicable requirements of state Blue Sky laws, if any, and the filing and recordation of the Maryland Merger Certificate, no filing or registration with, and no consent, authorization, declaration or approval of, any Governmental Entity, or any third party, is necessary for the execution, delivery and performance by Acquiror or Newco of this Agreement or the Contracts Agreement or the consummation of the transactions contemplated by this Agreement or the Contracts Agreement. Neither the execution, delivery and performance by Acquiror or Newco of this Agreement or the Contracts Agreement nor the consummation by Acquiror or Newco of the transactions contemplated by this Agreement or the Contracts Agreement will (i) constitute any violation or breach of any provision of the charter of Acquiror or Newco, or (ii) constitute any violation or breach of any provision of, or constitute a default (or an event which, with the giving of notice or the passage of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Encumbrances upon any of the properties of the Company under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any agreement, or any license, franchise, permit, concession, lease, contract, or other instrument, or other obligation to which the Company is a party, or by which the Company or any of its properties is bound or affected.

     SECTION 3.05 Brokers or Finders. Except as set forth in the Contracts Agreement, no broker or finder had any part in bringing about the Merger.

     SECTION 3.06 Acquiror Common Shares. Acquiror has reserved for issuance a sufficient number of Acquiror Common Shares to satisfy its obligations under Section 1.02(b). The Acquiror Common Shares to be issued in connection with the Merger will be validly issued, fully paid and non-assessable shares at the time so issued. There are no preemptive rights with respect to the Acquiror Common Shares. As of the date hereof, Acquiror satisfies the conditions set forth in Rule 144(c)(1) promulgated by the Securities and Exchange Commission under the Securities Act and will take commercially reasonable efforts to continue to satisfy such requirements so that the Shareholders may sell the Acquiror Common Shares pursuant to Rule 144 under the Securities Act during the Effectiveness Period (as such term is defined in the Registration Rights Agreement attached as Exhibit A hereto). As of October 31, 1997, Acquiror has 10,347,064 common shares of beneficial interest outstanding and attached as
Schedule 3.06 hereto is the average daily trading volume of the Acquiror Common Shares as reported by the New York Stock Exchange for the period beginning October 1, 1996 and ending October 30, 1997.

     SECTION 3.07 Financing. Acquiror has, or will have on or prior to the Closing Date, financing sufficient to pay the cash portion of the Consideration.


                                ARTICLE IV
                                 COVENANTS

     SECTION 4.01   Target Pre-Closing Obligations.

     (a) Except as expressly contemplated by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Target will not engage in any business or activity or acquire any assets, amend or propose to amend its charter or By-laws, encumber any of its assets, issue any securities or options to acquire securities, authorize or pay any dividend, make any loans or guarantees, enter into any agreements or incur any liabilities except as contemplated by the Contract Agreement or take any action that is reasonably likely to result in any of Target's representations or warranties contained in this Agreement being untrue, or result in any of the conditions to the Merger set forth in this Agreement not being satisfied and Target will use reasonable efforts to preserve its existing assets.

     (b) During the period from the date of this Agreement and continuing until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Target or a Shareholder, as the case may be, shall promptly notify Acquiror of any change in Target's condition (financial or otherwise), business, properties, assets, liabilities or the occurrence of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach or potential or threatened breach of any of Target's or a Shareholder's representations or warranties contained in this Agreement.

     SECTION 4.02 No Solicitations. Target will immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any merger, business combination, sale of any of the assets of Target, sale of shares of capital stock by Target or assignment of the Contracts or purchase or sale of the Properties or similar transaction involving such party or any of its subsidiaries or divisions and not have any other discussions relating to the foregoing with any third party prior to the earlier of the Effective Time or termination of this Agreement.

     SECTION 4.03   Access to Information.

     (a) Upon reasonable notice, Target shall afford to the officers, employees, accountants, counsel and other representatives of Acquiror ("Acquiror Representatives"), reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts and records and, during such period, Target shall furnish promptly to Acquiror all information concerning Target, its business, properties and personnel as Acquiror may reasonably request. Acquiror Representatives shall be permitted to make copies of the files of Target, as Acquiror shall reasonably request.

     SECTION 4.04 Efforts to Consummate. Subject to the terms and conditions of this Agreement, in addition to the matters otherwise specifically set forth in this Agreement, each of the parties hereto agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, without limitation,
(i) the preparation and filing of all other forms, registrations and notices required to be filed to consummate the Merger and the transactions hereby contemplated and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions, or waivers (including, without limitation, any Target Consents) by any public or private third party and (ii) such actions as may be required to permit, on or prior to the Effective Time, the Acquiror Common Shares to be issued upon the Merger to be listed on the NYSE (subject to official notice of issuance).

     SECTION 4.05 No Breach of Representations and Warranties. Each of Target, the Shareholders, Acquiror and Newco agree that it will not take any action that would cause or constitute, or would, if it had been taken prior to the date hereof, have caused or constituted, a breach of any of its respective representations or warranties. Each of the parties hereto shall, in the event of, or promptly after the occurrence of, or promptly after obtaining knowledge of the occurrence of or the impending or threatened occurrence of, any fact or event which would cause or constitute a breach of any of the representations or warranties, give notice to the other parties of such fact or event; and such notifying party shall use its or their reasonable efforts to prevent or promptly to remedy such breach. The giving of such notice shall not act as a waiver of any breach hereunder. Notwithstanding the foregoing or anything contained in Section
6.01 hereof, nothing in this Agreement shall prohibit Acquiror from doing any act or taking any action which would result in a change in the capital structure of Acquiror as set forth in Section 3.02, and any such resulting change in the capital structure of Acquiror shall not be considered a breach of the representations and warranties contained in, or a default under, this Agreement.

     SECTION 4.06   Public Announcements.  In addition to the provisions of
Section 20 of the Contracts Agreement, the parties hereto agree that, except as otherwise required by law, Securities and Exchange Commission reporting requirements or the rules of the NASD or the NYSE, they shall not issue or cause the publication of any press release or other public announcement with respect to the Merger and the transactions contemplated by this Agreement or the Contracts Agreement without prior written approval of the other party, which approval shall not be unreasonably withheld.

     SECTION 4.07 Listing. Acquiror shall take all action necessary or desirable to cause the Acquiror Common Shares to be listed on the NYSE on or prior to the first anniversary of the Effective Time.


                                 ARTICLE V
             CONDITIONS TO ACQUIROR'S AND NEWCO'S OBLIGATIONS

     All obligations of Acquiror and Newco under this Agreement are subject to the fulfillment, at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part, at or prior to the Closing, by Acquiror in its sole discretion:

     SECTION 5.01 Representations and Warranties. All representations and warranties of Target and the Shareholders contained in this Agreement shall be true and correct in all material respects, at and as of the Closing as though such representations and warranties were made at and as of such time, except for those representations and warranties that are expressly made as of a specified earlier date.

     SECTION 5.02 Covenants. Target and the Shareholders shall have performed and complied in all material respects with all agreements and conditions on their part required by this Agreement to be performed or complied with on or prior to the Closing.

     SECTION 5.03 Officer's Certificate. Acquiror shall have received a certificate of an executive officer of Target, dated the date of the Closing, certifying to the fulfillment of the conditions specified in
Section 6.01 and Section 6.02.

     SECTION 5.04   Approvals and Consents.   Acquiror shall have received
(in form and substance reasonably satisfactory to Acquiror) all filings, registrations, consents, authorizations, declarations or approvals necessary to consummate the transactions contemplated by this Agreement. Acquiror shall have also obtained the approval for the listing of the Acquiror Common Shares issuable in the Merger on the NYSE, subject to official notice of issuance.

     SECTION 5.05   Injunctions.   No court, agency or other authority
shall have issued any order, decree or judgment to set aside, restrain, enjoin or prevent, and no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court or Governmental Entity of competent jurisdiction which prohibits restrains, enjoins, sets aside or prevents, the consummation of the Merger or the transactions hereby contemplated.

     SECTION 5.06   Contracts Agreement.   The closing of the transactions
contemplated by the Contracts Agreement shall take place simultaneously with the Merger.

     SECTION 5.07 Registration Rights Agreement. The Shareholders shall have entered into the Registration Rights Agreement in the form annexed hereto as Exhibit A.

     SECTION 5.08 Merger. The Maryland Merger Certificate shall have been executed by Target and delivered to Newco.


                                ARTICLE VI
                    CONDITIONS TO TARGET'S OBLIGATIONS

     All obligations of Target under this Agreement are subject to the fulfillment, at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part, at or prior to the Closing, by Target in its sole discretion:

     SECTION 6.01 Representations and Warranties. All representations and warranties of Acquiror and Newco contained in this Agreement shall be true and correct in all material respects, at and as of the Closing as though such representations and warranties were made at and as of such time, except for those representations and warranties that are expressly made as of a specified earlier date.

     SECTION 6.02 Covenants. Acquiror and Newco shall each have performed and complied in all material respects with all agreements and conditions on their respective parts required by this Agreement to be performed or complied with prior to or on the Closing.

     SECTION 6.03 Officer's Certificate. Target shall have received a certificate of an executive officer of each of Acquiror and Newco, dated the date of the Closing, certifying to the fulfillment of the conditions specified in Section 6.01 and Section 6.02.

     SECTION 6.04 Approvals and Consents. Acquiror shall have obtained the approval for the listing of the Acquiror Common Shares issuable in the Merger on the NYSE, subject to official notice of issuance.

     SECTION 6.05 Injunctions. No court, agency or other authority shall have issued any order, decree or judgment to set aside, restrain, enjoin or prevent, and no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court or Governmental Entity of competent jurisdiction which prohibits restrains, enjoins, sets aside or prevents, the consummation of the Merger or the transactions hereby contemplated.

     SECTION 6.06   Contracts Agreement.   The closing of the transactions
contemplated by the Contracts Agreement shall take place simultaneously with the Merger.

     SECTION 6.07   Registration Rights Agreement.   Acquiror shall have
entered into the Registration Rights Agreement in the form annexed hereto as Exhibit A.

     SECTION 6.08   Merger.   The Maryland Merger Certificate shall have
been executed by Acquiror and Newco and delivered to Target.


                                ARTICLE VII
                                  GENERAL

     SECTION 7.01 Notices. All notices and other communications hereunder shall be in writing (and shall be deemed given upon receipt) if delivered personally, sent by facsimile transmission (receipt of which is confirmed) or by registered or certified mail, return receipt requested, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               if to Target or any Shareholder, to:

                    GP Development Corporation
                    c/o Erwin L. Greenberg & Associates, Inc.
                    400 East Pratt Street, Suite 606
                    Baltimore, Maryland 21202
                    Attn:  Mr. Erwin L. Greenberg
                    Telecopy No.: (410) 837-0596

               with a copy to:

                    Fedder and Garten
                    36 South Charles Street
                    2300 Charles Center South
                    Baltimore, Maryland 21201
                    Attn:  Brian J. Gibbons, Esq.
                    Telecopy No.:  (410) 659-0543

               if to Acquiror or Newco, to:

                    Kranzco Realty Trust
                    128 Fayette Street
                    Conshohocken, Pennsylvania 19428
                    Attention: Norman M. Kranzdorf, President
                    Telecopy: (610) 941-9193

               with a copy to:

                    Robinson Silverman Pearce
                      Aronsohn & Berman LLP
                    1290 Avenue of the Americas
                    New York, New York 10104
                    Attention: Alan S. Pearce, Esq.
                    Telecopy: (212) 541-4630

     SECTION 7.02 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 7.03 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     SECTION 7.04 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 7.05 Entire Agreement. This Agreement, together with the Contracts Agreement and the Registration Rights Agreement, constitutes the entire agreement and supersede all prior contracts and understandings, both written and oral, among the parties with respect to the subject matter hereof. To the extent that the terms or conditions of this Agreement or the Registration Rights Agreement conflict with or are inconsistent with the terms of the Contracts Agreement, the terms and conditions of the Contracts Agreement shall prevail and be controlling.

     SECTION 7.06 Governing Law and Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to any applicable principles of conflicts of law. Each of Target, the Shareholders, Acquiror and Newco hereby consents to submit to the exclusive jurisdiction of the courts of the state of Maryland and of the United States of America located in the city and state of Maryland (the "Maryland Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby and agrees not to commence any litigation relating thereto except in such courts, waives any objection to the laying of venue of any such litigation in the Maryland Courts and agrees not to plead or claim that such litigation brought in any Maryland Court has been brought in an inconvenient forum.

     SECTION 7.07 Fees and Expenses. Except as otherwise set forth herein, each of the parties hereto shall bear its own expenses associated with the negotiation and execution of the Agreement and the consummation of the transactions hereby by this Agreement including, without limitation, investment banking, legal and accounting fees and expenses.

     SECTION 7.08 Non-Recourse. This Agreement and all documents, agreements, understandings and arrangements relating to this transaction have been executed by the undersigned in his capacity as an officer or trustee of Acquiror which has been formed as a Maryland real estate trust pursuant to a Declaration of Trust of Kranzco Realty Trust, dated June 17, 1992, as amended and restated, and not individually, and none of the trustees, officers or shareholders of Acquiror shall be bound or have any personal liability hereunder or thereunder. Each party hereto shall look solely to the assets of Acquiror for satisfaction of any liability of Acquiror in respect of this Agreement and all documents, agreements, understandings and arrangements relating to this transaction, and will not seek recourse or commence an action against any of the trustees, officers or shareholders of Acquiror or any of their personal assets for the performance or payment of any obligation hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements and transactions between the parties hereto.

     SECTION 7.09   Limitation of Liability.

          (a) Notwithstanding anything to the contrary contained herein, except as set forth in the Contracts Agreement, in the event of a default by Target under any provision of this Agreement, no corporation, trust, person or other entity affiliated with Target, as a shareholder, officer, director or agent of Target or otherwise, or any person who participated in the negotiation or documentation of the transactions contemplated hereby, shall have any personal liability, financial or otherwise, in law or in equity, for any performance required herein or in the Contract Agreement.

          (b) In the event of a breach by the Shareholders under any provision of this Agreement, the liability of each Shareholder for such breach shall be limited to the amount of the Merger Consideration received, or to be received, by such Shareholder.

     SECTION 7.10 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Maryland Court, this being in addition to any other remedy to which they are entitled at law or in equity. The prevailing party in any proceeding brought to enforce any provision of the Agreement shall be entitled to recover the reasonable fees and costs of its counsel, plus all other costs of such proceeding.

     SECTION 7.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     SECTION 7.12 Termination. This Agreement shall terminate upon the mutual written agreement of the parties hereto or upon the termination of the Contracts Agreement.

     SECTION 7.13 Lock-up Period. Each Shareholder hereby agrees that, for a period of one year after the Merger Closing Date, he will not offer, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any shares of Common Stock of Acquiror, or securities convertible into or exercisable or exchangeable for shares of Common Stock of Acquiror or other securities of Acquiror. Each Shareholder agrees to the imprinting of the following legend on certificates representing the Acquiror Common Shares:

          THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A LOCK-UP AGREEMENT WHICH PROHIBITS THE OFFER, SALE, CONTRACT TO SELL, GRANT ANY OPTION FOR THE SALE OF, OR OTHER DISPOSITION OF, DIRECTLY OR INDIRECTLY, SUCH SHARES, UNTIL: [insert lock-up expiration date].

     Notwithstanding the first sentence of this Section 7.13, Joel D. Fedder and Erwin L. Greenberg may in the aggregate transfer up to $200,000 worth of the Acquiror Common Share received by them as part of the Merger Consideration (as valued on the Merger Closing Date) to up to 8 people pursuant to a bona fide gift; provided, however, that the recipient of any such gift of Acquiror Common Shares agrees to sign a letter in favor of the Company (i) representing that no consideration was paid for such shares, and (ii) agreeing to be bound by the provisions of Sections 7.13 and 7.14 of this Agreement.

     SECTION 7.14 Transfer Restrictions. If after the expiration of the lock-up period referred to in Section 7.13 above, any Shareholder should decide to dispose of any Acquiror Common Shares, such Shareholder covenants and agrees that it shall do so only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act. In connection with any offer, resale or other transfer (individually and collectively, a "Transfer") of any Acquiror Common Shares other than pursuant to an effective registration statement, Acquiror may require that the transferor of such shares provide to Acquiror an opinion of counsel experienced in the area of applicable securities laws selected by the transferor, which counsel shall be and the form and substance of which opinion shall be, satisfactory to Acquiror, to the effect that such Transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act or any State or foreign securities laws. In connection with any such Transfer pursuant to an effective registration statement or upon receipt of an opinion described above, Acquiror shall take such action as may be necessary as a result of the existence of the legend referred to below, to facilitate such Transfer as the Shareholder may reasonably request. The Shareholders agree to the imprinting of the following legend on certificates representing the Acquiror Common Shares:

          THE SHARES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER AGREES THAT IT WILL NOT OFFER, RESELL, PLEDGE OR OTHERWISE TRANSFER THE SHARES EVIDENCED HEREBY, EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE AND BY COUNSEL SATISFACTORY TO THE COMPANY, AS TO THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND COMPLIANCE WITH STATE SECURITIES LAWS.

     SECTION 7.15 Amendment. This Agreement may be amended by the parties hereto at any time before the Effective Time. This Agreement may not be amended except by a written instrument signed on behalf of each of the parties hereto.

     SECTION 7.16 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

     SECTION 7.17 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

                                *    *    *


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
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


KRANZCO REALTY TRUST                   GP DEVELOPMENT CORPORATION


By:  /s/Norman M. Kranzdorf            By:  /s/Mark Laken
   ---------------------------------      -----------------------------

Name:  Norman M. Kranzdorf             Name:  Mark Laken
     -------------------------------        ---------------------------

Title: President                       Title: Vice President
      ------------------------------         --------------------------


KR ATLANTA, INC.                       SHAREHOLDERS OF TARGET:


By:  /s/Norman M. Kranzdorf              /s/Erwin L. Greenberg
   ---------------------------------      -----------------------------
                                            Erwin L. Greenberg

Name:   Norman M. Kranzdorf
     -------------------------------     /s/Herbert B. Mittental
                                     ---------------------------
Title:
      ------------------------------        Herbert B. Mittental
                                      --------------------------

                                         /s/Mark Laken
                                      --------------------------
                                            Mark Laken


                                         /s/J. Paul Mitchell
                                      --------------------------
                                            J. Paul Mitchell


                                         /s/David L. Goldbloom
                                      --------------------------
                                            David L. Goldbloom


                                         /s/Joel D. Fedder
                                      --------------------------
                                            Joel D. Fedder